Exhibit 10.1

November 4, 2020

Mr. Jesse Lynn
General Counsel
Icahn Enterprises L.P.
16690 Collins Avenue, Suite PH-1
Sunny Isles Beach, FL 33160

Dear Mr. Lynn:

The Company has been exploring the feasibility of distributing for no consideration on a pro rata basis to its stockholders transferable NYSE listed warrants (“Common Share Warrants”) to purchase the Company’s common shares (the “Warrant Distribution”).  In order for the Board to fully evaluate the Warrant Distribution it is important to have a clear understanding of how it could impact the rights and obligations of the Company and Mr. Carl C. Icahn and his affiliated entities which are party to the Second Amended and Restated Support Agreement dated July 15, 2016 (the “Support Agreement”).

Section 1(e) of the Support Agreement provides that Mr. Icahn and his affiliated entities must “Beneficially Own” at least 14,015,150 split-adjusted Company common shares (the “Beneficial Ownership Requirement”) to retain certain rights, including Board representation. As you know, the Support Agreement provides that the Beneficial Ownership Requirement will be “adjusted for any stock split, stock dividend or similar corporate action”.  Based on the definition of “Beneficially Own” contained in the Support Agreement, the Warrant Distribution may constitute “similar corporate action” triggering an automatic increased adjustment to the Beneficial Ownership Requirement.  For avoidance of any potential ambiguity, we have agreed, in consideration of our mutual agreement contained in the next paragraph, that upon and immediately after the Warrant Distribution, the Beneficial Ownership Requirement will remain at 14,015,150 Company common shares (subject to future adjustment as provided for in the Support Agreement and taking into account the application of the next paragraph).

Given our agreement that the Beneficial Ownership Requirement will not be adjusted as a result of the Warrant Distribution, we have similarly agreed that, upon and immediately after the Warrant Distribution, the definition of Beneficially Own (solely as it applies to (x) the Beneficial Ownership Requirement, (y) Sections 2(a), 2(b) and 3 of the Support Agreement and (z) Exhibit A of the Support Agreement, and not to any other provision of the Support Agreement) shall not include: (a) any of the Common Share Warrants (whether acquired through or after the Warrant Distribution); (b) any of the Company common shares underlying the Common Share Warrants before exercise; or (c) any other non-voting convertible securities issued by the Company pro rata to all shareholders, or Company common shares underlying such securities before exercise.

Mr. Jesse Lynn
Icahn Enterprises L.P.
November 4, 2020

It is further understood and agreed that if the Company proceeds with the Warrant Distribution, the form of resignation letter attached to the Support Agreement as Exhibit A shall be automatically deemed modified to conform to the above understandings both on a going forward basis and with respect to existing designees and Mr. Icahn and his affiliated entities shall promptly cause each such individual to deliver a resignation in such form as appropriate.

Please confirm the understanding and agreement of Mr. Icahn and his affiliated entities to each of the above.  Thank you.

Sincerely,

/s/ Henry C. Wang

Henry C. Wang, Executive Vice President and General Counsel

The above is acknowledged and agreed to:

ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
ICAHN CAPITAL LP
IPH GP LLC
ICAHN ENTERPRISES HOLDINGS L.P.
ICAHN ENTERPRISES G.P. INC.
BECKTON CORP.
CARL C. ICAHN

/s/ Jesse Lynn
By:  Jesse Lynn, Authorized Signatory for Each